Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER REVISES ITS 2015 OUTLOOK AND INITIATES 2016 GUIDANCE

•	Revises full-year 2015 diluted earnings per share guidance to be approximately $3.62, inclusive of acquisition-related costs and incremental restructuring totaling approximately $0.07

•	Initiates guidance for full-year 2016 diluted earnings per share from continuing operations at $3.85 to $4.05

Downers Grove, IL, December 15, 2015 - Dover (NYSE: DOV) today announced that, in connection with its investor meeting scheduled for 6:30pm ET today, the Company is providing an update on current market trends, revising its 2015 earnings per share from continuing operations (“EPS”) forecast and providing guidance for 2016 revenue and EPS from continuing operations.

Robert A. Livingston, President and Chief Executive Officer of Dover, said, “We are encouraged with the actions taken this year, which we believe position Dover well for 2016 as we continue to contend with difficult market conditions, especially in our oil & gas and China exposed markets. Although our full-year 2015 results will be below our prior expectations due to a challenging fourth quarter, our restructuring activities this year will provide us with meaningful benefits as we head into 2016. Further, the accretion from our recently announced acquisitions and carryover benefits from our share repurchase activities will also be of significant benefit in 2016, and provide a path for solid EPS growth.”
Dover now expects full-year 2015 EPS from continuing operations to be approximately $3.62 versus the prior forecast range of $3.73 to $3.80, driven by weaker market conditions, and the impact of completed acquisitions and incremental restructuring. This revised forecast includes an expected $0.03 impact from recently completed acquisitions, including purchase accounting and deal-related costs, and also includes an estimated $0.04 impact from incremental restructuring, above the Company’s prior estimate.
Dover is initiating guidance of $3.85 to $4.05 for full-year 2016 EPS from continuing operations. This EPS guidance is based on expected full-year revenue growth in the range of 2% to 5%, comprised of an organic revenue decline of (3%) to 0%, acquisition growth of 7% and a 2% impact from currency.
The presentation materials for the investor meeting will be available on the Company’s website at www.dovercorporation.com. Additionally, the meeting will be available live to all interested parties via webcast and audio dial in, beginning at 6:30 pm ET. The webcast can be accessed on the Company’s website at www.dovercorporation.com. To listen via audio dial in, please dial 1-866-868-8070 (domestic) or 1-720-634-9961, reservation number 1978989.

About Dover:
Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, foreign exchange, changes in operations, acquisitions, industries in which Dover businesses operate, anticipated market conditions and our positioning, global economies, and operating improvements. Forward-looking statements may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “suggests,” “will,” “plans,” “should,” “would,” “could,” and “forecast”, or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, oil and natural gas demand, production growth, and prices; changes in exploration and production spending by Dover’s customers and changes in the level of oil and natural gas exploration and development; changes in customer demand and capital spending; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; Dover's ability to achieve expected savings from integration and other cost-control initiatives, such as lean and productivity programs as well as efforts to reduce sourcing input costs; the impact of interest rate and currency exchange rate fluctuations; the ability of Dover's businesses to expand into new geographic markets; Dover's ability to identify and successfully consummate value-adding acquisition opportunities or planned divestitures; the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the ability of Dover's businesses to develop and launch new products, timing of such launches and risks relating to market acceptance by customers; the relative mix of products and services which impacts margins and operating efficiencies; increased competition and pricing pressures; the impact of loss of a single-source manufacturing facility; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes or developments, including environmental regulations, conflict minerals disclosure requirements, and tax policies; protection and validity of patent and other intellectual property rights; the impact of legal matters and legal compliance risks; conditions and events affecting domestic and global financial and capital markets; and a downgrade in Dover's credit ratings which, among other matters, could make obtaining financing more difficult and costly. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained herein. Dover undertakes no obligation to update any forward-looking statement, except as required by law.